INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the  Registrant  February  22, 2001 [X]
Filed by a Party other than the Registrant   [_]
Check the appropriate box:
[_]      Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]      Definitive Proxy Statement
[_]      Definitive Additional Materials
[X]      Soliciting Material Under Rule 14a-12

                                   Texaco Inc.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[_]    Fee computed on table below per Exchange Act Rules  14a-6(i)(1) and 0-11.
       (1) Title of each class of securities to which transaction applies:

       (2)    Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

       (4)    Proposed maximum aggregate value of transaction:

       (5)    Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0_11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. (1) Amount Previously Paid:

       (2)    Form, Schedule or Registration Statement No.:

       (3)    Filing Party:

       (4)    Date Filed:

     Except for the historical and present factual information contained herein, the matters set forth in this filing, including statements as to the expected benefits of the merger such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from the merger cannot be fully realized, the possibility that costs or difficulties related to the integration of our businesses will be greater than expected, the impact of competition and other risk factors relating to our industry as detailed from time to time in each of Chevron's and Texaco's reports filed with the SEC. Chevron and Texaco disclaim any responsibility to update these forward-looking statements.

     Chevron has filed a Registration Statement on Form S-4 with the SEC containing a preliminary joint proxy statement/prospectus regarding the proposed merger transaction. Investors are urged to read the definitive joint proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. The definitive joint proxy statement/prospectus will be sent to the stockholders of Chevron and Texaco seeking their approval of the proposed transaction. In addition, you may obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. Also, you may obtain documents filed with the SEC by Chevron free of charge by requesting them in writing from Chevron Corporation, 575 Market Street, San Francisco, CA 94105, Attention: Corporate Secretary, or by telephone at (415) 894-7700. You may obtain documents filed with the SEC by Texaco free of charge by requesting them in writing from Texaco Inc., 2000 Westchester Avenue, White Plains, New York 10650, Attention: Secretary, or by telephone at (914) 253-4000.

     Chevron and Texaco, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of Chevron and Texaco in connection with the merger. Information about the directors and executive officers of Chevron and their ownership of Chevron stock is set forth in the proxy statement for Chevron's 2000 annual meeting of stockholders. Information about the directors and executive officers of Texaco and their ownership of Texaco stock is set forth in the proxy statement for Texaco's 2000 annual meeting of stockholders. Investors may obtain additional information regarding the interests of such participants by reading the definitive joint proxy statement/prospectus when it becomes available.

                                      * * *

To All Texaco Employees from Pat Lynch
--------------------------------------

Dear Fellow Employees:

Our momentum in launching ChevronTexaco Corp. picked up dramatically last week as the members of the leadership team spent three days together at an off-site meeting in Northern California.

Broadly speaking, the objectives of the meeting were to brief the new leadership team on their roles going forward, including people selection, and to begin to build a new, more global culture and spirit for ChevronTexaco. I am pleased to report that the results of the meeting far surpassed our expectations.

We talked about the exciting challenge of building this new organization, the tremendous value potential of the merged companies and the responsibility we all share to build a new enterprise, one capable of achieving lasting performance and growth across every segment of the business.

Perhaps the most important element of this challenge will be the plan to complete the new management team and to undertake the people selection process as efficiently as possible with an eye towards quickly building the strong and committed team that ChevronTexaco will need going forward.

ChevronTexaco's quality of leadership talent will drive the new company's performance, and the importance of selecting the right people for the next level of management and beyond is paramount. The documents attached at the bottom of this letter include very detailed information, as well as questions and answers, on the new Selection Guidelines. These guidelines value diversity, are based on performance, and are designed to help retain and develop top talent as well as build "bench" strength.

The leadership team announced last week will be held accountable for their selections in the next tier of management and all future positions based on strict adherence to these guidelines. I encourage you to familiarize yourself with them. Your local Human Resources representative can be a channel to help you obtain answers to any further questions you might have.

In addition to discussing the significance of people selection, Dave O'Reilly outlined his expectations for the new company to create a "legacy of performance." He said the new ChevronTexaco will be a company whose hallmarks include:

     o   business integrity, partnership and teamwork;

     o   respect for individuals, cultures, diversity and the environment;

     o   collaboration, results and rigorous accountability;

     o the "4+1" strategies - operational excellence, capital stewardship, cost-reduction and profitable growth leading to world-class organizational capability; and

     o the enduring primary objective to become first in total stockholder return.

ChevronTexaco can become a "growth machine" over the longer term, he said, working from superior assets coupled with a strong performance culture. Growth will come from: strengthened production; capitalizing on our best exploration and technology options; expanded opportunities in the downstream global businesses; and having the right strategies in place.

Glenn Tilton stressed the need for us to be "global in our approach to building the organization," and the need to keep the base business running well while we integrate the companies. He cautioned the group to keep a careful watch on the competition, which "won't be standing still while we build the new company."

Two brief reminders before I close: First, while we are moving forward in an exciting way with merger planning, Chevron and Texaco remain competitors. Until the merger is approved, all employees should maintain the same business relationships and protocols with Chevron that they would with any competitor. Second, we all need to stay focused on our current business plans. That's the best way for employees to contribute not only to Texaco's success, but also to the early success we envision for ChevronTexaco.

I think we were all impressed by the group's spirit, unity, focus and commitment to a very successful future for ChevronTexaco and its employees. It's clear from our experience last week that the new company will be a place of almost boundless opportunities not only for the company, but for the nearly 53,000 new employees who will help launch and operate the new ChevronTexaco.


Sincerely,

     [PAT]

For employees with Internet access, the ChevronTexaco Employee Selection Process Guidelines and Q&As are posted on our Merger Information site:
[Texaco Intranet hyperlink appears here]

ChevronTexaco Employee Selection Process Guidelines and Q&As follow:
----------------------------

                   ChevronTexaco Employee Selection Guidelines
                   -------------------------------------------


Selection guidelines have been developed to ensure timely and effective staffing of ChevronTexaco. The guidelines provide a consistent framework to allow local management to staff their organizations to meet business needs and accomplish goals. As we seek to build a strong and committed team, candidates will be selected using relevant job-related performance information and competencies. One of the guiding principles is to ensure that all aspects of the selection process value diversity.

To fill positions as quickly as possible, the selection process will cascade through the organization. Now that we have announced the executive positions, the selection process for certain positions in the next level of management will occur from now until April. Since we are limited as to the number of positions we can identify in the next round prior to merger approval by the U.S. Federal Trade Commission (FTC), those in the next round will include positions most critical to the merger integration process. Selection for all remaining positions will begin after we receive FTC approval. Those leaders selected in each group will participate in the selection of the next group of positions. Our goal is for all employees to know their status as soon as possible after the merger is completed.


Selection Process
-----------------

All active Chevron, Texaco and Caltex employees are covered by the selection guidelines. Candidates will be considered for open positions based on individual qualifications. Employees located in offices that are closing will receive consideration for available open positions elsewhere.

Corporate Selection Coordinators from Chevron, Texaco and Caltex have been appointed to work with Human Resources to provide guidance on the selection guidelines and to assist local Selection Coordinators. Human Resources will provide guidance on which jobs to open and the best method for filling jobs, including what type of employee data to gather and the timing of selections. The selection process in each business unit within ChevronTexaco will follow these steps:

1.   Identify Open Positions

Management, with support from Human Resources, will determine which jobs to open based on their new organizational design. Where there is little or no functional or geographic overlap among the three companies, those current organizations - and the people who hold the jobs in those organizations - may change very little. In areas of significant overlapping activity and geography, jobs generally will be open for selection.

Positions considered open generally will include:

o    new positions;

o    positions with significant changes in:
         - responsibilities, scope and/or complexity that require new or different competencies;
         - organizational structure, resulting in fewer or more positions;
o    vacated positions, where a decision has been made to fill them.

2.   Identify and Assess Candidates

Management, with support from Human Resources, is responsible for establishing a process that rapidly, consistently and comprehensively identifies all qualified candidates and provides data about candidates for open positions. Open positions identified through the merger selection process are unlikely to be posted.

The process involves:

o Forming a diverse and representative Selection Team to work as a group to assess employee data. The teams will include representatives from the organizations involved -- Chevron, Texaco and Caltex -- where appropriate.
o    Collecting available data on employees eligible for the positions.
o Gathering additional input from supervisors or internal customers as needed.
o Deciding which candidate is best suited for the position, using criteria established for the position, and based on employee information collected.

3.  Make Job Offers

Successful candidates will receive a confidential job offer.

Individuals who do not receive offers will be advised by management. Information on severance and related programs will be provided at that time, if it has not previously been made available. Actual separation dates will be driven by merger implementation schedules and by business needs.


Timing of Selection for All Remaining Positions
-----------------------------------------------

Once the merger is approved by the FTC and the selection process is ready to begin in your area, further information will be provided by your local management about how the selection guidelines will be used in your respective organizations and the expected timing of selection.

Work is continuing on organization and staffing designs, as well as Human Resources programs and policies for the new company. When we can, we will provide additional information about these programs and policies for your location.




                 QUESTIONS AND ANSWERS ON THE SELECTION PROCESS
                 ----------------------------------------------

1. When will I know whether I'll have a job, and if so, what my job will be?

The timing of selections (beyond the Chevron Texaco leadership team) will be driven by the U.S. Federal Trade Commission (FTC) approval date. This means that most job decisions won't take place for some time.

We expect to announce some additional management appointments by mid-April, but we cannot continue staffing the proposed new organization beyond a certain point prior to FTC approval.

It's important to point out that many jobs throughout the new company will not change. Where there is little or no functional or geographic overlap among the three companies, those current organizations - and the people who hold the jobs in those organizations - may change very little. In areas of significant overlapping activity and geography, jobs will generally be open for selection.

Once the selection process is completed, local management will develop a transition plan for the new organization that includes timing of selection implementation and office relocations, where appropriate. Overall, our intent is for all employees to know their status as soon as possible after completion of the merger.

2. Will employees be able to post for open jobs?

It is important to our business that the new organization is finalized quickly and efficiently, and with minimal disruption to the business. Given the timing and objective of having employees know their status as soon as possible following completion of the merger, posting of merger-related open positions is unlikely.

3. Who will be making the selections?  How can I be sure I'll be considered?

Management is responsible for establishing a process that rapidly, consistently and comprehensively identifies all qualified candidates. This process includes forming Selection Teams for all open positions, providing data about candidates for those positions, and deciding which candidates are best suited for the positions.

4. What happens if I am not selected for a job?

If you are not selected for a job, you may be eligible for redeployment and, if not placed through redeployment, you would be eligible for severance and other related benefits that are competitive within your country.

5. What would the severance benefits be if I lost my job as a result of the merger?

Severance benefits vary by country, so it is best to consult your local Human Resources representative for severance benefits available to employees in your location.

6. How will I know whether the job I'm in is going to be declared "open?"

There are no plans to announce open positions. Management, with support from Human Resources, will decide which positions to open in each location based on the Selection Process Guidelines. Generally, a position will be considered open if it is new or if it has significant changes in responsibilities, scope or complexity requiring new or different competencies. A position can also be considered open if like jobs are combined and fewer positions are needed.

Where there is little or no functional or geographic overlap among the three companies, those current organizations - and the people who hold the jobs in those organizations - may change very little. In areas of significant overlapping activity and geography, jobs will generally be open for selection.

Merger integration teams are working to identify the functions and locations where the three companies overlap. Obviously, there will be some overlap in corporate functions and in locations where two or all three of the companies conduct business.

7. What exactly is an "open" position?

Generally, a position can be considered open if it is new, has significant changes in responsibilities, scope or complexity requiring new or different competencies; the organizational structure changes resulting in fewer or more positions; or where positions have become vacant, and a decision has been made to fill them.

8. What happens if I'm required to relocate or to accept a position at a lower level and I turn it down?

If an employee is required to relocate or to accept a position at a lower level and turns it down, and subsequently becomes surplus as a result of the merger, the employee's eligibility for benefits will be determined by local country severance plans.

9. What if I'm offered a transfer and I have to relocate as a result of the merger? What will the relocation policy be?

In the new company, ChevronTexaco employees who are relocated as a result of the merger will do so under locally competitive relocation plans.

For instance, U.S.-dollar payroll employees who accept a merger-related domestic relocation of more than 50 miles from their current work location will relocate under the Chevron relocation policy, which will be adopted by ChevronTexaco.

Details about the relocation programs will be available on the website in the near future.

10. What kinds of severance related services will be available for employees separated due to the merger?

We recognize the importance of having a transition process in place to assist employees who may be separated as a result of the merger. Services will be available to employees who are involuntarily separated due to the merger according to local custom and practices.

U.S.-Dollar Payroll Employees Only
----------------------------------
Employees who are not selected for positions in the new company will be eligible to enter redeployment for a specified time frame. During this period, management will coordinate with the Selection Coordinators, Human Resources and Redeployment Coordinators to identify opportunities where employees in redeployment may be selected for open positions. If a new position is not found within the redeployment period, management will set a separation date based on merger integration plans and business needs.

Career transition services will also be available to employees who are separated as a result of the merger. A professional outplacement firm that has developed a customized, comprehensive program for ChevronTexaco will be providing these services.

Educational assistance will also be available.

11. What information will be used for selection?

Using the criteria for the position, it is a Selection Team's responsibility to determine the type of employee data that need to be gathered for decision-making, subject to legal guidelines. Management, along with Selection Coordinators, is responsible for collecting available data on employees for positions.

12. Who approves the next level of management selections?

The newly appointed ChevronTexaco leadership will be involved in selecting the next round of management appointments, which will be reviewed and approved by the Decision Review Board - Dave O'Reilly, Glenn Tilton, Dick Matzke, John Watson, and Pat Lynch.

13. Will all open positions be filled using the selection process?

Every position will be filled through the selection process. The selection guidelines provide different ways to fill positions. For example, there will be some positions filled as a developmental assignment or to repatriate an employee from an international assignment.